Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 26, 2025 relating to the financial statements of Cracker Barrel Old Country Store, Inc. and the effectiveness of Cracker Barrel Old Country Store, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cracker Barrel Old Country Store, Inc. for the year ended August 1, 2025.

/s/ Deloitte & Touche LLP

Nashville, TN

November 24, 2025